Exhibit 5.2

November 30, 2009

Rogers Communications Inc.
Rogers Cable Communications Inc.
Rogers Wireless Partnership
333 Bloor Street East, 10th Floor
Toronto, Ontario M4W 1G9

Dear Sirs/Mesdames:

Consent

Re:  Registration Statement on Form F-9 for Rogers Communications Inc., Rogers Cable Communications Inc. and Rogers Wireless Partnership

We have acted as Canadian counsel to Rogers Communications Inc., Rogers Cable Communications Inc. and Rogers Wireless Partnership (the "Registrants") in connection with the registration statement on Form F-9 (the "Registration Statement") filed by the Registrants with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We acknowledge that we are referred to under the headings "Description of Debt Securities – Enforceability of Judgments", "Enforceability of Certain Civil Liabilities" and "Legal Matters" in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

DAVIES WARD PHILLIPS & VINEBERG LLP